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                                                                     Exhibit 99(c)

                           Entergy Louisiana, Inc.
           Computation of Ratios of Earnings to Fixed Charges and
   Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                                                           March 31,
                                                               1998     1999     2000     2001     2002      2003
Fixed charges, as defined:
Total Interest                                               $122,890 $117,247 $111,743 $116,076  $100,667  $96,923
  Interest applicable to rentals                                9,564    9,221    6,458    7,951     6,496    6,571
                                                             ------------------------------------------------------

Total fixed charges, as defined                               132,454  126,468  118,201  124,027   107,163  103,494

Preferred dividends, as defined (a)                            20,925   16,006   16,102   12,374    10,647   10,500
                                                             ------------------------------------------------------
Combined fixed charges and preferred dividends, as defined   $153,379 $142,474 $134,303 $136,401  $117,810 $113,994
                                                             ======================================================
Earnings as defined:

  Net Income                                                 $179,487 $191,770 $162,679 $132,550  $144,709 $159,022
  Add:
    Provision for income taxes:
Total Taxes                                                   109,104  122,368  112,645   86,287    84,765   91,042
    Fixed charges as above                                    132,454  126,468  118,201  124,027   107,163  103,494
                                                             ------------------------------------------------------
Total earnings, as defined                                   $421,045 $440,606 $393,525 $342,864  $336,637 $353,558
                                                             ======================================================

Ratio of earnings to fixed charges, as defined                   3.18     3.48     3.33     2.76      3.14     3.42
                                                             ======================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                 2.75     3.09     2.93     2.51      2.86     3.10
                                                             ======================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.


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